UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2011

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip code)

(513) 824-3200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The Edward W. Scripps Trust (“Trust”), Scripps Networks Interactive, Inc.’s (the “Company”) largest shareholder, notified the Company that the Trust filed a petition in a Butler County, Ohio, probate court that seeks to (1) prepare for the administration of the Trust following its eventual termination, (2) determine the identities of named beneficiaries and the identities of others who may be entitled to distributions from the Trust, (3) authorize the Trustees to continue the investment and management of the Trust’s assets during the period between Trust termination and final distribution of assets (“winding-up period”), subject to clause (4) below, (4) authorize the Trustees to vote the common voting shares of The E.W. Scripps Company (“EWSCo”) and the Company during the winding-up period in accordance with the procedures set forth in the Scripps Family Agreement (filed as Exhibit 10.22 to our 2010 Annual Report on Form 10-K), and (5) confirm the Trustees’ views on a number of other issues, including their interpretation, based on the advice of counsel, that the language contained in the Trust, explicitly requiring the Trustees to maintain voting control of EWSCo under ordinary circumstances, does not apply to the Trust’s holdings of the Company. The Trust terminates by its terms upon the death of Edward W. Scripps’ last living grandchild, now age 93.

The petition was filed under seal in accordance with court rules and, pursuant to a court order, the parties to the action are bound by a protective order issued by the court that limits disclosure with respect to the proceedings. As such, the Trustees have informed the Company that they do not intend to provide the Company with updates on the status of the proceeding until such time, if any, as there is a determination relevant to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: June 17, 2011	By:	/s/ Anatolio B. Cruz
Anatolio B. Cruz
Chief Legal Officer and Corporate Secretary

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